Exhibit 99.6

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of October 3, 2022, by and among Crescent Capital BDC, Inc. a Maryland corporation (“Parent”), and First Eagle Investment Management, LLC, a Delaware limited liability company (“Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, Stockholder owns the number of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of First Eagle Alternative Capital BDC, Inc., a Delaware corporation (the “Company”), set forth opposite Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently herewith, Parent, Echelon Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), Echelon Acquisition Sub LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Acquisition Sub 2”), the Company and, solely for the purposes set forth therein, Crescent Cap Advisors, LLC, a Delaware limited liability company (the “Parent External Adviser”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the parties thereto have agreed to effect a business combination by means of the mergers described therein (the “Mergers”), all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that Stockholder agrees, and Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definitions. For purposes of this Agreement:

(a) “Constructive Sale” means, with respect to any Owned Shares, a short sale with respect to such Owned Shares, entering into or acquiring an offsetting derivative contract with respect to such Owned Shares, entering into or acquiring a future or forward contract to deliver such Owned Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Owned Shares.

(b) “owned” means direct or indirect ownership, beneficial ownership (within the meaning of the Exchange Act) or any right to acquire ownership or beneficial ownership.

(c) “Owned Shares” means all of the shares of Company Common Stock and other equity securities of the Company owned, either or record or beneficially, by Stockholder as of the date of this Agreement in the manner set forth on Schedule A, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the expiration of the Voting Period (as defined below).

(d) “Transfer” means, with respect to any Owned Shares, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Owned Shares (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or any change in the record or beneficial ownership of such Owned Shares, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

(e) “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Mergers and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) At any meeting of stockholders of the Company (whether annual or special or otherwise and whether or not an adjourned, postponed, reconvened or recessed meeting) however called for the purpose of voting on a proposal to approve one or any of the Company Stockholder Matters (defined below), Stockholder irrevocably and unconditionally agrees that it shall, or shall cause the holder of record of the Owned Shares on each record date relevant to such a stockholder vote with respect to such Company Stockholder Matters to, appear at such meeting in person or represented by a duly executed and non-revoked proxy or otherwise cause the Owned Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum at such meeting.

(b) Stockholder irrevocably and unconditionally agrees to vote (whether by ballot at a meeting, by proxy or by executing and returning a stockholder consent), or cause its nominee holder of record on any applicable record date to vote, all the Owned Shares as follows:

(i) If the Company presents to its stockholders for approval a proposal or proposals that they approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers, and any other matter or action reasonably requested by the Company in furtherance thereof (such matters, the “Common Stockholder Matters”), in favor of the approval of such matters;

(ii) In favor of the approval of any other matter contemplated by the Merger Agreement necessary or advisable to consummate the Mergers and the other transactions contemplated thereby that is presented by the Company for a vote of its stockholders, including any motion by the chairman of the stockholder meeting to adjourn, reconvene, recess or otherwise postpone such meeting; and

(iii) Against (A) any Competing Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, (B) any proposal, transaction, agreement or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or (C) any proposal, transaction, agreement or action that would, or could reasonably be expected to, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Charter).

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Owned Shares are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

Section 2.2 Grant of Irrevocable Proxy. Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1. This proxy and power of attorney are given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of Stockholder’s Owned Shares that is inconsistent with Sections 2.1 and 2.2.

Section 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with regard to Stockholder’s Owned Shares and Stockholder acknowledges that the proxy constitutes an inducement for Parent and the other parties thereto to enter into the Merger Agreement. The power of attorney granted by Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE 3

COVENANTS

Section 3.1 Voting Period Restrictions. Stockholder agrees that it shall not, during the Voting Period, Transfer any or all of the Owned Shares or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option, commitment, letter of intent, agreement in principle or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than with the prior written consent of Parent.

Section 3.2 General Covenants. Stockholder agrees that Stockholder and its controlled Affiliates shall not: (a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (b) take any action that could restrict or otherwise affect Stockholder’s legal power, authority and right to comply with and perform Stockholder’s covenants and obligations under this Agreement.

Section 3.3 Stop Transfer; Changes in Owned Shares. Stockholder agrees that (a) this Agreement and the obligations hereunder shall attach to its Owned Shares and shall be binding upon any Person to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of Law or otherwise, including its successors or assigns and (b) Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Owned Shares. Notwithstanding any Transfer, Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

Section 3.4 Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a) To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Mergers that Stockholder may have by virtue of ownership of the Owned Shares.

(b) Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company or the Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

Section 3.5 Further Assurances. From time to time and without additional consideration, each party hereto shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 3.6 No Solicitation. Stockholder agrees to comply with the obligations applicable to the Company’s Representatives pursuant to Section 6.6 of the Merger Agreement as if Stockholder was a party thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Authorization. Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized, executed and delivered by Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, and (b) general principles of equity. No other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder, in each case on a timely basis.

Section 4.2 Ownership of Shares. As of the date hereof, the Owned Shares of Stockholder are listed on Schedule A attached hereto. Except as described in the Schedules 13D and/or Forms 3, 4, or 5, as applicable, filed by Stockholder with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the date hereof, or as otherwise disclosed to Parent in writing on or prior to the date hereof, Stockholder is the sole record and beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind, and has good, valid and marketable title to, all of the Owned Shares listed opposite Stockholder’s name on Schedule A hereto and has the sole power to vote (or cause to be voted) and to dispose of (or cause to be disposed of) such Owned Shares without restriction and no proxies through and including the date hereof have been given in respect of any or all of such Owned Shares other than proxies which have been validly revoked prior to the date hereof.

Section 4.3 No Conflicts. Except for a filing of an amendment to a Schedule 13D and/or a filing of a Form 4 to the extent required by the Exchange Act, (a) no filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Stockholder or the performance by Stockholder of Stockholder’s obligations hereunder and (b) none of the execution and delivery of this Agreement by Stockholder, or the performance by Stockholder of Stockholder’s obligations hereunder shall (i) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of the Owned Shares are bound, or (ii) violate any applicable Law, rule, regulation, order, judgment, or decree applicable to Stockholder or any of its assets (including the Owned Shares), except for any of the foregoing as would not impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

Section 4.4 Transaction Fee. Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from the Company or Parent or any of their respective Subsidiaries in connection with or upon consummation of the Mergers or any other transaction contemplated by the Merger Agreement.

Section 4.5 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Stockholder, threatened in writing against Stockholder or any of its Affiliates or (b) outstanding judgement or order of any Governmental Authority to which Stockholder or any of its assets or Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Parent of its rights under this Agreement or the performance by Stockholder of its obligations under this Agreement.

Section 4.6 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants and agreements of the Stockholder contained herein and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Stockholder as follows:

Section 5.1 Authorization. Parent has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and, assuming it has been duly and validly executed and delivered by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with the terms of this Agreement.

Section 5.2 No Conflicts. The execution and delivery of this Agreement by Parent does not and the performance of this Agreement by Parent will not (a) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on Parent or any of its properties; or (c) constitute a violation by Parent of any Law, regulation, rule or ordinance applicable to Parent or any of its assets, in each case, except for any violation, conflict or consent as would not impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE 6

TERMINATION

This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the effectiveness of the Mergers, (b) the termination of the Merger Agreement in accordance with its terms, (c) the expiration of the Voting Period and (d) any amendment to the terms of the Merger Agreement without the prior written consent of Stockholder that (i) reduces the Merger Consideration or the Parent External Adviser Aggregate Cash Consideration (other than adjustments in compliance with Section 2.1(a)(v) of the Merger Agreement) or (ii) changes the form of consideration payable to the Company’s stockholders (other than adjustments in compliance with Section 2.1(a)(ii) of the Merger Agreement). Upon the termination of this Agreement, neither Parent nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 3.2 through 3.6, this Article 6 and Article 7 (other than Section 7.2) shall survive such termination; provided further, that any such termination shall not relieve either party hereto for any pre-termination breach of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at Law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Publication. Stockholder hereby permits and authorizes the Company, Acquisition Sub, Acquisition Sub 2, Parent and/or the Parent External Adviser to publish and disclose in press releases, Schedule 13G and/or 13D filings (if applicable), the Form N-14 and the Proxy Statement (including all documents and schedules filed with the SEC) and any other announcements, disclosures or filings required by applicable Law, Stockholder’s identity and ownership of shares of Company Common Stock, the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

Section 7.2 Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties at any time prior to the effectiveness of the Mergers, whether before or after the Company Stockholder Approval has been obtained. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.3 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.4 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

(a) If to Parent addressed to it at:

Crescent Capital BDC, Inc.

11100 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Phone: (310) 235-5951

Email: Jason.Breaux@crescentcap.com

Attention: Jason Breaux

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Phone: (310) 552-4355

Fax: (310) 552-5900

Email: monica.shilling@kirkland.com;

            rami.totari@kirkland

Attention: Monica J. Shilling, P.C., Rami Totari

(b) If to Stockholder, addressed to it at:

First Eagle Alternative Credit, LLC

500 Boylston Street, Suite 1250

Boston, MA 02116

Phone: 617.790.6044

Email: Sabrina.Carlson@firsteagle.com

Attention: Sabrina Carlson

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Phone: (202) 636-5500

Email:       david.blass@stblaw.com; christopher.healey@stblaw.com

Attention: David Blass, Esq.

                  Christopher Healey, Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 7.4; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 7.4 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 7.4.

Section 7.5 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 7.6 Severability. If any term, covenant or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, the remainder of the terms, covenants or other provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, covenant or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

Section 7.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties, or any of them, with respect to the subject matter hereof.

Section 7.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 7.8 shall be null and void.

Section 7.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.10 No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of Law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum.

Section 7.12 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.12 .

Section 7.13 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct the Stockholder in the voting of any of the Owned Shares, except as otherwise specifically provided herein, (b) in the performance of any of the Stockholder’s duties or responsibilities as stockholder of the Company.

Section 7.15 Stockholder Capacity. This Agreement is being entered into by Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any of Stockholder’s Representatives who is also a director or officer of the Company to take any action in his or her capacity as a director or officer (as applicable) of the Company or from fulfilling the duties and obligations (including fiduciary duties) of such office, whether relating to the Merger Agreement or otherwise, and such actions, in and of themselves, shall not be deemed to be a breach of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

CRESCENT CAPITAL BDC, INC.

By:	/s/ Jason Breaux
Name: Jason Breaux
Title: President and Chief Executive Officer

STOCKHOLDER:

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel

[Voting Agreement Signature Page]

SCHEDULE A

OWNED SHARES

Stockholder	OWNED SHARES
First Eagle Investment Management, LLC	5,004,422
Total	5,004,422

Schedule A to Voting Agreement